Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

RIVERVIEW BANCORP, INC. ANNOUNCES
CLOSING OF $18 MILLION PUBLIC OFFERING OF COMMON STOCK

Vancouver, Washington – August 3, 2010 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) (“Riverview” or the “Company”), the holding company for Riverview Community Bank (“Bank”), announced today that it has raised approximately $18 million through its previously announced public offering by issuing 10,041,841 shares of the Company’s common stock at a public offering price of $1.80 per share.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be $16.3 million.  The Company expects to use the net proceeds from the offering to support the growth and related capital needs of Riverview Community Bank, with any remainder for general working capital purposes, which may include quarterly payments of interest on the Company’s junior subordinated debentures.
Wunderlich Securities is serving as lead manager of the offering and Howe Barnes Hoefer & Arnett is serving as co-manager. The Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus, copies of which may be obtained from Wunderlich Securities, Attention: Syndicate Department at (800) 726-0557.
About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $863 million at June 30, 2010, it is the parent company of the 87 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp. There are 17 branches, including ten in Clark County, two in Multnomah County and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.